UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________________________________
FORM 8-K
 ___________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2021
 _________________________________________________________________

Kforce Inc.
Exact name of registrant as specified in its charter
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Florida	000-26058	59-3264661
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.
1001 East Palm Avenue, Tampa, Florida 33605
Address of principal executive offices Zip Code
Registrant’s telephone number, including area code: (813) 552-5000
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Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 per share	KFRC	NASDAQ
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory
Arrangements of Certain Officers.

Retirement of David L. Dunkel

On November 30, 2021, David L. Dunkel announced that he will retire from his position as the Chief Executive Officer of Kforce Inc. (“Kforce” or the “Firm”), effective December 30, 2021 (the “Retirement Date”), but remain employed by Kforce, on a limited, part-time basis and continue to serve as the Chairman of the Board of Directors (“Board”).

In connection with Mr. Dunkel’s retirement and in exchange for Mr. Dunkel providing advice, counsel and services to the Firm on a limited, part-time basis, for 2022, Mr. Dunkel will: (a) earn a base salary of $437,500 per year, which is subject to annual review by the Board of Directors of the Firm; (b) be eligible for an annual cash bonus under the Firm’s annual incentive program, based upon the achievement of certain performance goals established from year to year by the Firm’s Compensation Committee (with an annual target of 50% of his base salary); (c) be eligible for grants of stock-based awards under the Firm’s long-term incentive plan or plans (with an annual target of $1.5 million); and (d) be eligible for participation in the welfare benefit plans, practices, policies and programs provided by the Firm. The Compensation Committee will review Mr. Dunkel’s compensation annually.

The Firm expects to enter into a part-time employment agreement with Mr. Dunkel, effective January 1, 2022, that will outline his duties and responsibilities, compensation terms, along with other provisions including, but not limited to, non-competition covenants, and rights to receive a payment under certain circumstances if there is a change in control of the Firm during 2022.

There are no disagreements between Mr. Dunkel and the Firm or its Board.

Appointment of Joseph Liberatore as the Chief Executive Officer and a Director

On November 30, 2021, the Board appointed Joseph J. Liberatore, currently the Firm’s President, to succeed Mr. Dunkel and serve as President and Chief Executive Officer of the Firm, effective as of January 1, 2022.

Mr. Liberatore’s current employment agreement will remain in effect. In connection with his appointment, his base salary will be increased to $850,000, his annual target incentives will be $977,500 (subject to the attainment of certain performance goals) and his targeted annual long-term incentive will be $2,300,000 (subject to the attainment of certain performance goals). In recognition of Mr. Liberatore’s appointment as Chief Executive Officer of the Firm, the Board approved a grant of restricted shares to be made on December 31, 2021 with an aggregate grant date fair value of $2,250,000, as determined using the closing stock price on December 31, 2021. These shares will vest 100% on December 27, 2026, subject to Mr. Liberatore’s continued service to the Firm.

On November 30, 2021, the Firm increased the size of its Board of Directors from nine to ten and appointed Mr. Liberatore to the vacancy created by this increase. Mr. Liberatore will serve on the Board effective immediately and will stand for election to the Board, as a Class I Director, at the Firm’s annual meeting of shareholders in 2022.

Mr. Liberatore, age 58, has served as Kforce’s President since January 2013. He previously served as Corporate Secretary from 2007 to 2013, Chief Financial Officer from 2004 to 2012, Executive Vice President from 2008 to 2012, Senior Vice President from 2000 to 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from 2000 to 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since he joined the Firm in 1988.

There are no arrangements or understandings between Mr. Liberatore and any other person pursuant to which he was selected to be an officer or director of the Firm. Mr. Liberatore does not have any family relationship with any director or other executive officer of the Firm or any person nominated or chosen by the Firm to become an executive officer or director, and there are no transactions in which Mr. Liberatore has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01 Other Events.
On December 6, 2021, Kforce issued a press release regarding David L. Dunkel’s retirement and Joseph Liberatore’s appointment as the Chief Executive Officer and a Director. A copy of this press release is furnished as Exhibit 99.1 to this Report and is incorporated into this Report by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is furnished herewith:

Exhibit Number	Description

99.1	Press Release of Kforce Inc. dated December 6, 2021
101	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
104	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL.

 SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

Date:	December 6, 2021	By:	/s/ DAVID M. KELLY
David M. Kelly,
Executive Vice President, Chief Financial Officer
(Principal Financial Officer)

KFORCE INC.
(Registrant)

Date:	December 6, 2021	By:	/s/ JEFFREY B. HACKMAN
Jeffrey B. Hackman,
Senior Vice President, Finance and Accounting
(Principal Accounting Officer)